Exhibit 99.1

For further information contact:

Douglas Dynamics, Inc.

Nathan Elwell

847-530-0249

investorrelations@douglasdynamics.com

DOUGLAS DYNAMICS ANNOUNCES FOURTH QUARTER

AND FULL YEAR 2017 RESULTS

Results in Line with Internal Expectations Despite Chassis Availability Issues

Highlights:

•                  Produced record full year net sales of $475 million

•                  Fourth quarter net sales increased 6.0% over prior year driven by year-over-year demand trends and sequentially improved chassis availability

•                  Announced 10% increase to quarterly dividend to $0.265 per diluted share

•                  Full year 2018 guidance outlines further growth and margin expansion

February 26, 2018 — Milwaukee, Wisconsin — Douglas Dynamics, Inc. (NYSE: PLOW), North America’s premier manufacturer and upfitter of work truck attachments and equipment, today announced financial results for the fourth quarter and full year ended December 31, 2017.

James L. Janik, Chairman, President and Chief Executive Officer commented, “We were pleased to close out the year on a positive note, producing overall results that were in line with our expectations. We continue to see sequential improvements in chassis availability for both our municipal products and in our Work Truck Solutions segment. We believe the negative impact on our operations from the chassis availability delays during the past year is slowly diminishing and our teams are working diligently to upfit and deliver trucks to our customers.”

Janik added, “We are proud of the tremendous efforts undertaken across our company to address the external challenges we faced in 2017, and believe we entered 2018 in a stronger position because of that hard work. Our 2017 performance reflects the cumulative negative impact of two consecutive significantly below average snowfall seasons, plus the chassis availability issues that impacted our operations throughout the year. Fortuitously, the fourth quarter of 2017 produced average snowfall across our core markets and the chassis issues began to moderate. We entered 2018 focused on executing our growth and diversification plans including ramping up our newest Work Truck Solutions facility in Kansas City.”

Consolidated Fourth Quarter 2017 Results

Net sales in the fourth quarter were $138.0 million, an increase of 6.0% when compared to the prior year fourth quarter net sales of $130.1 million. The increase relates to stronger demand in Work Truck Attachments and incremental sales related to ramping up new facilities in Work Truck Solutions.

Net income of $34.5 million, or $1.50 per diluted share, reflects an increase of $24.4 million, or $1.06 per diluted share, when compared to the year ago quarter.  The increase is primarily due to a one-time benefit associated with U.S. Tax Reform totaling $22.5 million, or $0.97 per diluted share. Adjusted net income of $12.1 million, or $0.53 per diluted share, compares with adjusted net income of $10.3 million, or $0.45 per diluted share, for the fourth quarter of 2016.

PRIVILEGED AND CONFIDENTIAL

Adjusted EBITDA of $30.3 million increased $2.9 million compared to adjusted EBITDA of $27.4 million recorded in the same period of the prior year on higher volumes and improved margins in both segments.

Work Truck Attachments Segment Fourth Quarter 2017 Results

Work Truck Attachments recorded revenue of $103.5 million, resulting in income from operations of $25.9 million, compared to $97.8 million in revenue and income from operations of $23.3 million in the year ago period.  Both revenue and operating income increased due to ongoing strength of select light pickup truck sales and average snowfall across core markets during the quarter, which positively impacted sales of commercial snow and ice control products and offset the negative impact of chassis availability for municipal products.

Work Truck Solutions Segment Fourth Quarter 2017 Results

Work Truck Solutions produced revenue of $41.0 million, an increase of 8.1% compared to revenue of $37.9 million in the fourth quarter of the prior year.  Income from operations of $4.7 million compares to $3.5 million during the same quarter in 2016.  While revenue was impacted by a short-term decrease in chassis availability, the decline was more than offset by sales from new upfit facilities that began ramping up earlier in 2017.  Operating income increased based on higher volumes, which also contributed to improved operating margins.

Consolidated Full Year 2017 Results

Net sales were a record $474.9 million, compared to $416.3 million last year. The increase was due to the acquisition of Dejana Truck & Utility Equipment in July 2016 and Arrowhead Equipment in May 2017, both of which are reflected in the Work Truck Solutions segment.  This increase was partially offset by lower revenue in the Work Truck Attachments segment, which related to the cumulative negative impact of two consecutive significantly below average snowfall seasons, plus the chassis availability issues that impacted our municipal and Work Truck Solutions operations.

Net income was $55.3 million, or $2.40 per diluted share, compared to prior year net income of $39.0 million, or $1.70 per diluted share. The increase is primarily due to a provisional one-time benefit associated with U.S. Tax Reform totaling $22.5 million, or $0.97 per diluted share partially offset by a non-recurring gain of approximately $10 million, or $0.27 per diluted share net of tax, related to the successful conclusion of a patent infringement lawsuit in 2016. Adjusted net income was $33.5 million, or $1.45 per diluted share, compared with adjusted net income of $36.4 million, or $1.58 per diluted share, for the prior year.

Adjusted EBITDA of $90.9 million declined $0.5 million compared to adjusted EBITDA of $91.4 million for the prior year due to lower volumes in Work Truck Attachments and higher labor and overhead costs in light of the chassis availability challenges experienced in 2017.

- MORE

These declines were substantially offset with additional volume in the Work Truck Solutions segment, implemented cost reductions and lower incentive compensation.

The effective tax rate for the year was a benefit of 4.6% of pre-tax income due to changes resulting from U.S. tax reform. Excluding the one-time benefit related to U.S. tax reform, the effective tax rate would have been 37.9% for the year, which compares to an effective tax rate of 38.8% for the prior year.

Work Truck Attachments Segment Full Year 2017 Results

Work Truck Attachments recorded revenue of $350.6 million, and income from operations of $78.1 million, or 22.3% of net sales, compared to the prior year revenue of $360.6 million, and income from operations of $85.9 million, or 23.8% of net sales.  Revenue was negatively impacted by chassis availability issues affecting sales of municipal products throughout the year, and significantly below average snowfall in the previous two winter seasons, which impacted demand for commercial snow and ice control products. Operating income declined primarily due to lower volumes.

Work Truck Solutions Segment Full Year 2017 Results

As a reminder, the acquisition of Dejana Truck and Utility Equipment was completed on July 15, 2016, creating the Work Truck Solutions segment. As such, all references to these segment results for 2016 refer to the period from July 16, 2016 to December 31, 2016.

Work Truck Solutions recorded revenue of $137.8 million, and income from operations of $9.8 million, or 7.0% of net sales, compared to revenue of $65.0 million and income from operations of $3.1 million, or 4.8% of net sales, during the reported period in 2016.  The increase in revenue and operating income relates to capturing a full year of sales for the segment as compared to a partial year in 2016, as noted above. In addition, the segment produced incremental sales from the new facilities that began ramping up in mid-2017.

Balance Sheet

Full year net cash provided by operating activities of $67.2 million compares to $69.9 million in the prior year. Excluding a cash settlement of approximately $6.2 million, net of tax, received in 2016 upon the successful conclusion of a patent infringement lawsuit, net cash from operating activities improved $3.5 million.

Inventory at December 31, 2017 was $71.5 million, compared to $70.9 million at the end of 2016. The increase in inventory is due to the addition of four new locations in Work Truck Solutions during 2017, substantially offset by lower inventories in Work Truck Attachments.

Accounts receivable totaled $79.1 million at the end of 2017, similar to accounts receivable of $78.6 million at the end of 2016.

Cash generated during the year increased cash on hand at year end from $18.6 million at the end of 2016 to $36.9 million at the end of 2017.

Dividend

As previously reported, on December 7, 2017, the Company declared a quarterly cash dividend of $0.24 per share of the Company’s common stock. The dividend was paid on December 29, 2017 to stockholders of record as of the close of business on December 19, 2017.

In addition, the Company announced that its Board of Directors approved and declared a quarterly cash dividend of $0.265 per share for the first quarter of 2018, which equates to a projected full year annual increase in the dividend of approximately 10%, or $0.10 per diluted share. The declared dividend will be paid on March 30, 2018 to stockholders of record as of the close of business on March 22, 2018.

Mr. Janik noted, “Our primary capital allocation goal of returning cash to shareholders via a robust and sustainable dividend remains unchanged.  Based on our financial performance and the recent changes in the corporate tax rate, the Board has decided to increase the dividend by a larger amount this year when compared to previous years.”

Outlook

Based on recent results, the overall economic climate, dealer sentiment, information on chassis availability from OEM partners, snowfall data, and industry trends, the Company is outlining its 2018 financial outlook as follows, which includes the expected impact of U.S. tax reform:

•                  Net sales are expected to be in the range of $475 million and $535 million.

•                  Adjusted EBITDA is predicted to be in the range of $85 million to $115 million.

•                  Adjusted earnings per share are expected to be in the range of $1.60 per share to $2.20 per share.

Mr. Janik explained, “We expect 2018 to be a year of execution as we continue to implement DDMS across the Company, while satisfying the growing demand for our market leading products and services. While the temporary headwinds related to chassis supply persist, their impact has moderated recently, and we expect availability to slowly return to normal as we progress through the year.”

Webcast Information

The Company will host a conference call on Tuesday, February 27, 2018 at 10:00 a.m. Eastern Time (9:00 a.m. Central Time). The conference call will be available via the Investor Relations section of the Company’s website at www.douglasdynamics.com.  To listen to the live call, please go to the website at least fifteen minutes early to register, download and install any necessary audio software.  For those who cannot listen to the live broadcast, an Internet replay will be available shortly after the call.

About Douglas Dynamics

Home to the most trusted brands in the industry, Douglas Dynamics is North America’s premier manufacturer and upfitter of work truck attachments and equipment. For more than 65 years, the Company has been innovating products that not only enable people to perform their jobs more efficiently and effectively, but also enable businesses to increase profitability. Through its proprietary Douglas Dynamics Management System (DDMS), the Company is committed to continuous improvement aimed at consistently producing the highest quality products, at industry-leading levels of service and delivery that ultimately drive shareholder value. The Douglas Dynamics portfolio of products and services is separated into two segments:  First, the Work Truck Attachments segment, which includes manufactured snow and ice control attachments sold under the FISHER®, HENDERSON®, SNOWEX® and WESTERN® brands. Second, the Work Truck Solutions segment, which includes the upfit of market leading attachments and storage solutions for commercial work vehicles under the DEJANA® brand and its related sub-brands.

Use of Non-GAAP Financial Measures

This press release contains financial information calculated other than in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”).  The non-GAAP measures used in this press release are Adjusted EBITDA, Adjusted Net Income and Adjusted Earnings Per Share.

These non-GAAP disclosures should not be construed as an alternative to the reported results determined in accordance with GAAP.

Adjusted EBITDA represents net income before interest, taxes, depreciation and amortization, as further adjusted for stock based compensation, litigation proceeds, non-cash purchase accounting adjustments and certain charges related to certain unrelated legal fees and consulting fees.  The Company uses, and believes its investors benefit from the presentation of, Adjusted EBITDA in evaluating the Company’s operating performance because Adjusted EBITDA provides the Company and its investors with additional tools to compare its operating performance on a consistent basis by removing the impact of certain items that management believes do not directly reflect the Company’s core operations. In addition, the Company believes that Adjusted EBITDA is useful to investors and other external users of its consolidated financial statements in evaluating the Company’s operating performance as compared to that of other companies, because it allows them to measure a company’s operating performance without regard to items such as interest expense, taxes, depreciation and amortization, which can vary substantially from company to company depending upon accounting methods and book value of assets and liabilities, capital structure and the method by which assets were acquired. The Company’s management also uses Adjusted EBITDA for planning purposes, including the preparation of its annual operating budget and financial projections, and to evaluate the Company’s ability to make certain payments, including dividends, in compliance with its senior credit facilities, which is determined based on a calculation of “Consolidated Adjusted EBITDA” that is substantially similar to Adjusted EBITDA.

Adjusted Net Income and Adjusted Earnings Per Share (calculated on a diluted basis) represents net income and earnings per share (as defined by GAAP), excluding the impact of stock based compensation, litigation proceeds, non-cash purchase accounting adjustments, tax reform and certain charges related to certain unrelated legal fees and consulting fees, net of their income tax impact.  Management believes that Adjusted Net Income and Adjusted Earnings Per Share are useful in assessing the Company’s financial performance by eliminating expenses and income that are not reflective of the underlying business performance. We believe that the presentation of adjusted net income for the periods presented allows investors to make meaningful comparisons of our operating performance between periods and to view our business from the same perspective as our management. Because the excluded items are not predictable or consistent, management does not consider them when evaluating our performance or when making decisions regarding allocation of resources.

Consistent with Regulation G under the U.S. federal securities laws, the non-GAAP measures in this press release have been reconciled to the nearest GAAP measure, and these reconciliations are located under the heading “Net Income to Adjusted EBITDA Reconciliation” and “Reconciliation of Net Income to Adjusted Net Income” following the Consolidated Statements of Cash Flows included in this press release.

With respect to the Company’s 2018 guidance, the Company is not able to provide a reconciliation of the non-GAAP financial measures to GAAP because it does not provide specific guidance for the various extraordinary, nonrecurring or unusual charges and other certain items. These items have not yet occurred, are out of the Company’s control and/or cannot be reasonably predicted. As a result, reconciliation of the non-GAAP guidance measures to GAAP is not available without unreasonable effort and the Company is unable to address the probable significance of the unavailable information.

Forward Looking Statements

This press release contains certain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. These statements include information relating to future events, future financial performance, strategies, expectations, competitive environment, regulation, product demand, the payment of dividends, and availability of financial resources.  These statements are often identified by use of words such as “anticipate,” “believe,” “intend,” “estimate,” “expect,” “continue,” “should,” “could,” “may,” “plan,” “project,” “predict,” “will” and similar expressions and include references to assumptions and relate to our future prospects, developments and business strategies.  Such statements involve known and unknown risks, uncertainties and other factors that could cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements.  Factors that could cause or contribute to such differences include, but are not limited to, weather conditions, particularly lack of or reduced levels of snowfall and the timing of such snowfall, a significant decline in economic conditions, our inability to maintain good relationships with the original equipment manufacturers with whom we currently do significant business, lack of available or favorable financing options for our end-users or distributors, increases in the price of steel or other materials necessary for the production of our products that cannot be passed on to our distributors, increases in the price of fuel, the inability of our suppliers and original equipment partners to meet our volume or quality requirements, inaccuracies in our estimates of future demand for our products, our inability to protect or continue to build our intellectual property portfolio, the effects of laws and regulations and their interpretations on our business and financial condition, our inability to develop new products or improve upon existing products in response to end-user needs, losses due to lawsuits arising out of personal injuries associated with our products, factors that could impact the future declaration and payment of dividends, our inability to compete effectively against competition, the impact on our financial statements and results of operations from U.S. tax reform, our inability to achieve the projected financial performance with the business of Henderson Enterprises Group, Inc., which we acquired in 2014, or the assets of Dejana Truck & Utility Equipment Company, Inc., which we acquired in 2016, and unexpected costs or liabilities related to such acquisitions, as well as those discussed in the section entitled “Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2016. You should not place undue reliance on these forward-looking statements.  In addition, the forward-looking statements in this release speak only as of the date hereof and we undertake no obligation, except as required by law, to update or release any revisions to any forward-looking statement, even if new information becomes available in the future.

Financial Statements

Douglas Dynamics, Inc.

Consolidated Balance Sheets

(In thousands)

	December 31,	December 31,
	2017	2016
	(unaudited)	(unaudited)

Assets
Current assets:
Cash and cash equivalents	$36,875	$18,609
Accounts receivable, net	79,120	78,589
Inventories	71,524	70,871
Inventories - truck chassis floor plan	7,711	3,939
Refundable income taxes paid	—	1,541
Prepaid and other current assets	2,883	2,886
Total current assets	198,113	176,435

Property, plant, and equipment, net	53,962	52,141
Goodwill	241,006	238,286
Other intangible assets, net	186,150	194,851
Other long-term assets	5,945	4,460
Total assets	$685,176	$666,173

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$16,323	$17,299
Accrued expenses and other current liabilities	21,004	27,325
Floor plan obligations	7,711	3,939
Income taxes payable	2,996	—
Current portion of long-term debt	32,749	2,829
Total current liabilities	80,783	51,392

Retiree health benefit obligation	6,809	7,193
Pension obligation	9,761	10,184
Deferred income taxes	39,269	54,563
Long-term debt, less current portion	274,872	306,726
Other long-term liabilities	17,004	15,652

Total stockholders’ equity	256,678	220,463
Total liabilities and stockholders’ equity	$685,176	$666,173

Douglas Dynamics, Inc.

Consolidated Statements of Income

(In thousands, except share and per share data)

	Three Month Period Ended		Twelve Month Period Ended
	December 31, 2017	December 31, 2016	December 31, 2017	December 31, 2016
	(unaudited)		(unaudited)

Net sales	$137,969	$130,143	$474,927	$416,268
Cost of sales	93,158	88,465	331,841	282,294
Gross profit	44,811	41,678	143,086	133,974

Selling, general, and administrative expense	16,520	16,274	61,594	54,260
Intangibles amortization	2,869	2,749	11,401	10,596

Income from operations	25,422	22,655	70,091	69,118

Interest expense, net	(3,988)	(4,942)	(18,336)	(15,195)
Litigation proceeds	—	—	1,275	10,050
Other income (expense), net	17	(47)	(115)	(277)
Income before taxes	21,451	17,666	52,915	63,696

Income tax expense (benefit)	(13,077)	7,565	(2,409)	24,687

Net income	$34,528	$10,101	$55,324	$39,009

Weighted average number of common shares outstanding:
Basic	22,590,897	22,501,640	22,576,381	22,480,679
Diluted	22,604,344	22,501,640	22,587,648	22,480,679

Earnings per share:
Basic earnings per common share attributable to common shareholders	$1.51	$0.44	$2.42	$1.71
Earnings per common share assuming dilution attributable to common shareholders	$1.50	$0.44	$2.40	$1.70
Cash dividends declared and paid per share	$0.24	$0.24	$0.96	$0.94

Douglas Dynamics, Inc.

Consolidated Statements of Cash Flows

(In thousands)

	Twelve Month Period Ended
	December 31, 2017	December 31, 2016
	(unaudited)

Operating activities
Net income	$55,324	$39,009
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	18,584	16,742
Inventory step up of acquired business included in cost of sales	—	125
Amortization of deferred financing costs and debt discount	1,214	950
Stock-based compensation	3,500	2,898
Provision for losses on accounts receivable	1,475	208
Deferred income taxes	(15,242)	5,413
Earnout liability	(1,786)	(1,128)
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(1,154)	2,419
Inventories	894	605
Prepaid and other assets and refundable income taxes paid	65	1,699
Accounts payable	(1,670)	(113)
Accrued expenses and other current liabilities	5,481	(3,434)
Benefit obligations and other long-term liabilities	486	4,527
Net cash provided by operating activities	67,171	69,920

Investing activities
Capital expenditures	(8,380)	(9,830)
Acquisition of business	(7,385)	(181,344)
Net cash used in investing activities	(15,765)	(191,174)

Financing activities
Shares withheld on restricted stock vesting paid for employees’ taxes	(923)	—
Payments of financing costs	(1,608)	(2,320)
Borrowings on long-term debt	—	129,350
Earnout payment	(5,487)	—
Dividends paid	(21,974)	(21,451)
Repayment of long-term debt	(3,148)	(2,560)
Net cash provided by (used in) financing activities	(33,140)	103,019
Change in cash and cash equivalents	18,266	(18,235)
Cash and cash equivalents at beginning of year	18,609	36,844
Cash and cash equivalents at end of year	$36,875	$18,609

Non-cash operating and financing activities
Truck chassis inventory acquired through floorplan obligations	$45,472	$13,697

Douglas Dynamics, Inc.

Segment Disclosures (unaudited)

(In thousands)

	Three Months Ended	Three Months Ended	Twelve Months Ended	Twelve Months Ended
	December, 31	December, 31	December, 31	December, 31
	2017	2016	2017	2016
Net Sales
Work Truck Attachments	$103,476	$97,778	$350,564	$360,638
Work Truck Solutions	41,003	37,937	137,770	65,044
Corporate & Eliminations	(6,510)	(5,572)	(13,407)	(9,414)
	$137,969	$130,143	$474,927	$416,268
Selling, General & Administrative Expenses
Work Truck Attachments	$8,618	$8,134	$31,398	$31,181
Work Truck Solutions	3,829	4,369	15,138	7,303
Corporate & Eliminations	4,073	3,771	15,058	15,776
	$16,520	$16,274	$61,594	$54,260
Income from Operations
Work Truck Attachments	$25,902	$23,311	$78,088	$85,888
Work Truck Solutions	4,682	3,454	9,825	3,077
Corporate & Eliminations	(5,162)	(4,110)	(17,822)	(19,847)
	$25,422	$22,655	$70,091	$69,118
Depreciation
Work Truck Attachments	$1,448	$1,365	$5,533	$5,377
Work Truck Solutions	421	363	1,507	572
Corporate & Eliminations	31	48	143	197
	$1,900	$1,776	$7,183	$6,146
Assets
Work Truck Attachments	$425,148	$439,937
Work Truck Solutions	220,211	203,811
Corporate & Eliminations	39,817	22,425
	$685,176	$666,173

Capital Expenditures
Work Truck Attachments	$2,848	$2,313	$6,408	$8,752
Work Truck Solutions	316	433	1,972	1,078
	$3,164	$2,746	$8,380	$9,830

Douglas Dynamics, Inc.

Net Income  to Adjusted EBITDA reconciliation (unaudited)

(In thousands)

	Three month period ended December 31,		Twelve month period ended December 31,
	2017	2016	2017	2016

Net income	$34,528	$10,101	$55,324	$39,009

Interest expense - net	3,988	4,942	18,336	15,195
Income tax expense (benefit)	(13,077)	7,565	(2,409)	24,687
Depreciation expense	1,900	1,776	7,183	6,146
Intangibles amortization	2,869	2,749	11,401	10,596

EBITDA	30,208	27,133	89,835	95,633

Stock-based compensation	750	640	3,500	2,898
Litigation proceeds	—	—	(1,275)	(10,050)
Purchase accounting (1)	(600)	(1,077)	(1,786)	(1,003)
Other charges (2)	(75)	730	653	3,969

Adjusted EBITDA	$30,283	$27,426	$90,927	$91,447

(1)  Reflects $600  in reversal of earn-out compensation related to Dejana in the three months ended December 31, 2017. Reflects $1,786 in reversal of  earn-out compensation related to Dejana in the twelve months ended December 31, 2017. Reflects  $1,250 in reversal of earn-out compensation related to TrynEx in the three months ended December 31, 2016.  Reflects $173 in earn-out compensation expense related to Dejana in the three months ended December 31, 2016. Reflects $1,301 in reversal of earnout compensation  related to TrynEx in the twelve months ended December 31, 2016. Reflects $173 in earnout compensation expense related to Dejana in the twelve months ended December 31, 2016. Reflects $125 in inventory step up related to Dejana included in cost of sales in the twelve months ended December 31, 2016.

(2) Reflects one time, unrelated legal and consulting fees for the periods presented.

Douglas Dynamics, Inc.

Reconciliation of Net Income to Adjusted Net Income (unaudited)

(In thousands, except share and per share data)

	Three month period ended December 31,		Twelve month period ended December 31,
	2017	2016	2017	2016

Net income	$34,528	$10,101	$55,324	$39,009
Adjustments:
Stock based compensation	750	640	3,500	2,898
Litigation proceeds	—	—	(1,275)	(10,050)
Purchase accounting (1)	(600)	(1,077)	(1,786)	(1,003)
Other charges (2)	(75)	730	653	3,969
Tax reform (3)	(22,452)	—	(22,452)	—
Tax effect on adjustments	(28)	(111)	(415)	1,591
Adjusted net income	$12,123	$10,283	$33,549	$36,414

Weighted average common shares outstanding assuming dilution	22,604,344	22,501,640	22,587,648	22,480,679

Adjusted earnings per common share - dilutive	$0.53	$0.45	$1.45	$1.58

GAAP diluted earnings per share	$1.50	$0.44	$2.40	$1.70
Adjustments net of income taxes:

Stock based compensation	0.02	0.02	0.09	0.07
Litigation proceeds	—	—	(0.04)	(0.27)
Purchase accounting (1)	(0.02)	(0.03)	(0.05)	(0.03)
Other charges (2)	—	0.02	0.02	0.11
Tax reform (3)	(0.97)	—	(0.97)	—

Adjusted diluted earnings per share	$0.53	$0.45	$1.45	$1.58

(1)  Reflects $600  in reversal of earn-out compensation related to Dejana in the three months ended December 31, 2017. Reflects $1,786 in reversal of  earn-out compensation related to Dejana in the twelve months ended December 31, 2017. Reflects  $1,250 in reversal of earn-out compensation related to TrynEx in the three months ended December 31, 2016.  Reflects $173 in earn-out compensation expense related to Dejana in the three months ended December 31, 2016. Reflects $1,301 in reversal of earnout compensation  related to TrynEx in the twelve months ended December 31, 2016. Reflects $173 in earnout compensation expense related to Dejana in the twelve months ended December 31, 2016. Reflects $125 in inventory step up related to Dejana included in cost of sales in the twelve months ended December 31, 2016.

(2) Reflects one time, unrelated legal and consulting fees for the periods presented.

(3) Reflects one-time benefit associated with U.S. tax reform.